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                                                                       EXHIBIT 2


                                VOTING AGREEMENT

                 VOTING AGREEMENT, dated as of August 8, 1995, among Michael Miller ("MM"), George Miller ("GM") and Pauline Miller ("PM").

                                  WITNESSETH:

                 WHEREAS, MM was the holder of (i) 100 shares of voting common stock and 1,800 shares of nonvoting common stock of Maryland Day Care Centers, Inc., a Maryland corporation whose name has been changed to Kiddie Academy Child Care Learning Centers, Inc. (MDC"), and (ii) 100 shares of voting common stock and 1,800 shares of non-voting common stock of Kid's Craft, Inc., a Maryland corporation ("KCI"); and

                 WHEREAS, GM was the holder of (i) 100 shares of voting common stock of MDC, and (ii) 100 shares of voting common stock of KCI; and

                 WHEREAS, PM was the holder of (i) 100 shares of voting common stock of MDC, and (ii) 100 shares of voting common stock of KCI; and

                 WHEREAS, on the date hereof, MM exchanged his shares of voting and nonvoting stock of each of MDC and KCI for 995,238 shares of common stock, par value $.01 per share (the "KAI Common Stock"), of Kiddie Academy International, Inc., a Delaware corporation ("KAI"); and

                 WHEREAS, on the date hereof, each of GM and PM exchanged his or her shares of voting stock of MDC and KCI for 52,381 shares of KAI common stock (such shares, together with 52,381 shares of KAI Common Stock owned by MM (the "MM Primary Shares") being hereinafter referred to collectively as the "Primary Shares"); and
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                 WHEREAS, MM, GM and PM wish to preserve the respective voting power each of them held prior to the exchange of MDC and KCI shares for KAI shares.

                 NOW, THEREFORE, the parties hereto do hereby agree as follows:

                 1. Voting Agreement. With regard to all matters on which stockholders of KAI are permitted or entitled to vote pursuant to the Delaware General Corporation Law (the "DGCL"), the Certificate of Incorporation of KAI, the By-laws of KAI or otherwise, MM shall vote the shares of KAI Common Stock received by him on the date hereof other than the MM Primary Shares (the "Secondary Shares") in the manner in which the Primary Shares are voted in the same proportion in which such shares are voted. By way of example, and not by way of limitation, if two-thirds of the Primary Shares are voted in favor of a matter put to a vote of stockholders and one-third of such shares are voted against such matter, MM shall vote two-thirds of the Secondary Shares in favor of such matter, and one-third of such shares against such matter.

                 2. Sale of Shares. Primary Shares or Secondary Shares sold by GM, PM or MM shall no longer be deemed to be Primary Shares or Secondary Shares; and any new shares of KAI Common Stock acquired by GM, PM or MM shall not be deemed to be Primary Shares or Secondary Shares. If MM sells any shares of KAI Common Stock, he will be deemed to have sold first any shares of KAI Common Stock owned by him which are neither Primary Shares nor Secondary Shares, then, Primary Shares, and lastly, Secondary Shares.

                 3. Certificates. Each certificate representing the Secondary Shares shall contain the following legend:

                          "THE SECURITIES REPRESENTED BY THIS
                          CERTIFICATE ARE SUBJECT TO CERTAIN
                          RESTRICTIONS ON VOTING, AS PROVIDED
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                          IN A VOTING AGREEMENT, DATED AS OF
                          JULY 31, 1995, AMONG MICHAEL MILLER,
                          GEORGE MILLER AND PAULINE MILLER, A
                          COPY OF WHICH IS ON FILE AT THE
                          CORPORATE HEADQUARTERS OF THE
                          COMPANY IN BEL AIR, MARYLAND.

                 4. Term. The term of this Agreement shall commence on the date hereof and shall terminate on the first to occur of the following:

                          (i)     the sale of all of the Primary Shares; or

                          (ii)    the mutual consent of MM, GM and PM.

                 5. Dividends, etc. Notwithstanding anything to the contrary contained herein, nothing herein shall affect the right of MM to receive dividends or any other distributions to which a stockholder is entitled or any other rights of a stockholder under the DGCL, the Certificate of Incorporation of the Company, or the By-laws of the Company.

                 6. Termination of Stockholders Agreements. The following stockholder agreements among the parties hereto shall be terminated upon execution hereof: (i) Agreement Among Stockholders dated as of December 16, 1992 between KCI, PM and MM, as amended as of July 1, 1994 by KCI, PM, MM and GM; and (ii) Agreement Among Stockholders dated as of December 16, 1992 between MDC, PM and MM, as amended as of July 1, 1994 by MDC, PM, MM and GM.

                 7.        Miscellaneous.

                          (a)     This Agreement constitutes the entire
agreement among the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein. This Agreement
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shall not be amended, altered or modified except by an instrument in writing duly executed by each of the parties hereto.

                          (b)     This Agreement shall be binding upon and
shall inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement shall not be assignable by any party, except with the consent of the other parties thereto.

                          (c)     This Agreement shall be governed by and
construed in accordance with the laws of the State of Delaware.

                          IN WITNESS WHEREOF, the parties hereto have duly
executed this Agreement on the day and year first above written.

                           /s/  Michael  Miller
                           --------------------------------------
                           Michael Miller


                           /s/  George Miller
                           ---------------------------------------
                           George Miller


                           /s/  Pauline Miller
                           ---------------------------------------
                           Pauline Miller


                           FOR PURPOSES OF SECTION 6:

                           Kiddie Academy Child Care Learning Centers, Inc. (formerly known as Maryland Day Care Centers, Inc.)


                           By:     /s/  George Miller
                              ------------------------------------
                              George Miller, President



                           Kid's Craft, Inc.


                           By:   /s/  Michael J. Miller
                              ------------------------------------
                              Michael J. Miller, President